EXHIBIT 99.1

PRESS RELEASE
Date: December 15, 2023

BLM Approves MLA Right-of-Way Grant to Cadiz for Northern Pipeline

Assignment of MLA ROW Grant Clears Title for Financing

     Los Angeles, CALIFORNIA (12.15.23) - Cadiz, Inc. (NASDAQ: CDZI/CDZIP, the “Company”) is pleased to announce that today the U.S. Bureau of Land Management (“BLM”) issued a final decision approving the assignment of a Mineral Leasing Act right-of-way (“ROW”) grant to Cadiz for the Company’s Northern Pipeline. BLM’s approval of the ROW grant to Cadiz completes the Company’s acquisition of the 220-mile pipeline from El Paso Natural Gas (“EPNG”) and will allow the company to advance project development on several fronts.

     “We’re excited to cross this milestone,” said Susan Kennedy, Executive Chair of Cadiz. “The Northern Pipeline is the backbone of Cadiz’s clean water and clean energy projects. Repurposing existing fossil fuel infrastructure to support clean water, green hydrogen and low-emission generation is the key to climate adaptation. The BLM staff did a great job sorting through a lengthy review process. We’re excited to move forward.”

     Cadiz completed purchase of the Northern Pipeline from EPNG in 2020. As part of the purchase agreement, EPNG assigned the 30-year MLA ROW grant to Cadiz subject to BLM’s approval. Today’s decision by the BLM approves EPNG’s assignment of the MLA ROW to Cadiz as required under the 2020 purchase agreement.

About Cadiz, Inc.

     Founded in 1983, Cadiz, Inc. (NASDAQ: CDZI) is a California water solutions company dedicated to providing access to clean, reliable and affordable water for people through a unique combination of water supply, storage, pipeline and treatment solutions. With 45,000 acres of land in California, 2.5 million acre-feet of water supply, 220 miles of pipeline assets and the most cost-effective water treatment filtration technology in the industry, Cadiz offers a full suite of solutions to address the impacts of climate change on clean water access.

For more information, please visit www.cadizinc.com.

Contact:

Courtney Degener

cdegener@cadizinc.com

213-271-1603

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FORWARD LOOKING STATEMENT: This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company. Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include the Company’s ability to secure permits for project development, the Company’s ability to obtain new financing as needed, and other factors and considerations detailed in the Company’s Securities and Exchange Commission filings.